UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  February 28, 2014

TRW Automotive Holdings Corp.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-31970	81-0597059
(Commission File Number)	(IRS Employer Identification No.)

12001 Tech Center Drive, Livonia, Michigan	48150
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (734) 855-2600

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.  OTHER EVENTS.

On February 28, 2014, TRW Automotive Holdings Corp. (the “Company”) entered into an accelerated share repurchase agreement (the “Repurchase Agreement”) with a third party financial institution to repurchase $400 million of the Company’s common stock.  The shares will be acquired under the Company’s previously announced share repurchase programs and will be retired upon repurchase.

Under the terms of the Repurchase Agreement, the Company paid $400 million from available cash on hand and initially received approximately 3.9 million shares of the Company’s common stock, representing a substantial majority of the shares to be repurchased under the Repurchase Agreement.  The total number of shares that the Company will ultimately repurchase under the Repurchase Agreement will be based on the volume weighted average share price of the Company’s common stock during the repurchase period, less a discount.  The Repurchase Agreement is expected to be completed by the end of September 2014.  At the completion of the Repurchase Agreement, the Company may be entitled to receive additional shares of its common stock or, under certain circumstances specified in the Repurchase Agreement, the Company may be required to deliver shares or make a cash payment (at its option).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRW AUTOMOTIVE HOLDINGS CORP.

Dated: March 3, 2014	By:	/s/ Joseph S. Cantie
Joseph S. Cantie
Executive Vice President and Chief Financial Officer